UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 4, 2009
ASCENT MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34176 (Commission File Number)	26-2735737 (I.R.S. Employer Identification No.)
12300 Liberty Boulevard
Englewood, Colorado 80112
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (720) 875-5622
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 4, 2009, Carl E. Vogel joined the board of directors (the “Board”) of Ascent Media Corporation (the “Corporation”). Following Mr. Vogel’s election, the Corporation has a total of six directors, divided among three classes, with Mr. Vogel to serve as a Class I director with a term expiring at the annual meeting of stockholders in 2012. The Board has determined that Mr. Vogel qualifies as an independent director for purposes of The Nasdaq Stock Market rules as well as applicable rules and regulations adopted by the Securities and Exchange Commission and has appointed Mr. Vogel to serve on the Audit Committee of the Board.
     Mr. Vogel will be entitled to a $55,000 annual retainer for his service on the Board, payable in cash. As a result of his election to the Board, Mr. Vogel is also eligible to receive awards under the Corporation’s existing 2008 Non-Employee Director Incentive Plan (the “Director Plan”). As a non-employee director and a member of the Audit Committee, it is expected that Mr. Vogel will receive a grant of restricted shares under the Director Plan with respect to Series A common stock of the Corporation having an aggregate value of $80,000, based on the closing market price of the Corporation’s Series A common stock on the date of grant. It is expected that such restricted shares will vest in eight quarterly installments starting February 13, 2009. If Mr. Vogel ceases to be a director because of death or disability or his directorship is terminated not for cause or in the event of certain Board approved transactions, change of control transactions or Board change, all such restricted shares will immediately vest. The Board currently expects to grant the restricted share awards in December 2009.
     Mr. Vogel has held numerous executive positions in telecommunications and media corporations, including DISH Network Corporation, EchoStar Corporation and Charter Communications Inc. He currently sits on the board of DISH Network Corporation, Shaw Communications, Inc., Universal Electronics Inc. and NextWave Wireless Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 10, 2009

ASCENT MEDIA CORPORATION
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary